UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2009 (December 23, 2009)

Guanwei Recycling Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-149013

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone
Fuqing City
Fujian Province
People’s Republic of China
300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8539-2532

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 2.01            Completion of Acquisition or Disposition of Assets.

This Amendment to Current Report on Form 8-K (this “Report”) amends the Form 8-K filed by Guanwei Recycling Corp., formerly known as MD Holdings Corp. (the “Company”), with the Securities and Exchange Commission (the “SEC”) on November 6, 2009 related to the Company’s share exchange agreement (the “Exchange”) with Hongkong Chenxin International Development Ltd, a Hong Kong company (“Chenxin”) and Fresh Generation Overseas Limited, a British Virgin Islands company and the sole shareholder of Chenxin (the “Stockholder”), pursuant to which the Company acquired all of the issued and outstanding capital stock of Chenxin, an inactive holding company, from the Stockholder in exchange for 12,000,000 newly-issued shares of the Company’s common stock, representing approximately 60% of the Company’s issued and outstanding common stock.

This Report is being filed to include the financial statements, as well as management’s discussion and analysis of financial condition and results of operations, for the three months and nine months ended September 30, 2009 and September 30, 2008 of Fuqing Guanwei Plastic Industry Co. Ltd. (“Guanwei”), the wholly owned operating company of Chenxin.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The purpose of this section is to discuss the financial condition, changes in financial condition and results of operations of the company. This includes discussion of (i) Liquidity (ii) Capital resources (iii) Results of Operations and (iv) Off-Balance Sheet Arrangements, plus any other information that would be necessary to an understanding of the company’s financial condition, changes in financial condition and results of operations.  References in this section to “we,” “us,” “our,” or the “Company” are to the consolidated business of Chenxin and its wholly-owned subsidiary, Guanwei.

Forward Looking Statements

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this Report. This report contains forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

Business Overview

Prior Operations of MDHO

Since its inception on December 13, 2006, MD Holdings Corp. (“MDHO”) was engaged in the business of providing traditional mortgage services. MDHO was unsuccessful in developing a profitable business and ceased its operations effective December 31, 2008.

The Share Exchange

On November 5, 2009, MDHO entered into a Share Exchange Agreement with Chenxin and the Stockholder, whereby MDHO acquired all of the issued and outstanding securities of Chenxin from the Stockholder in exchange for the issuance by MDHO to the Stockholder of 12 million newly-issued shares of MDHO’s Common Stock. As of the Closing Date, the Stockholder beneficially owns sixty percent (60%) of the voting capital stock of MDHO. As a result of the Share Exchange, Chenxin became a wholly-owned subsidiary of MDHO.

Current Business of the Company

Following the Exchange, MDHO, through its indirect wholly-owned subsidiary Guanwei, which is located in Fuqing City, Fujian Province, PRC, imports and recycles low density polyethylene (“LDPE”) plastic scrap material into granular plastic for use in the manufacture of various consumer products. Guanwei is one of the biggest recycled LDPE manufacturers in China.

Critical Accounting Policies, Estimates and Assumptions

Accounting Principles

Our discussion and analysis of our financial condition and results of operations are based upon our unaudited condensed consolidated financial statements. These financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this Report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our unaudited condensed consolidated financial statements:

(a)	Basis of Accounting and Principles of Consolidation

The unaudited condensed consolidated financial statements for Chenxin and its subsidiary, Guanwei, as of September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008 have been prepared in accordance with U.S. GAAP and include the accounts of Chenxin and Guanwei (hereafter referred to as the “Group”) for all periods presented.

In preparing the unaudited condensed consolidated financial statements presented herewith, all significant intercompany balances and transactions have been eliminated on consolidation.

(b)	Foreign Currency Translations and Transactions

Chenxin maintains its books and accounting records in United States Dollars (“USD”). The primary currency of the economic environment in which the operations of Chenxin are conducted is Renmibi (“RMB”), the national currency of the PRC. The RMB is therefore considered as Chenxin’s “functional currency”.

Chenxin’s wholly-owned subsidiary, Guanwei, maintains its books and accounting records in RMB. The RMB is the primary currency of the economic environment in which the operation of Guanwei is conducted currently or to be conducted in the future. The RMB is therefore considered as the “functional currency” of Guanwei.

Chenxin uses the “current rate method” to translate its financial statements from Hong Kong Dollars (“HKD”) into USD, and to translate Guanwei’s financial statements from RMB into USD, as required under the Accounting Standards Update (“ASU”) ASC 830-30, “Foreign Currency Translation” issued by the Financial Accounting Standard Board (“FASB”). The assets and liabilities of Guanwei, except for the paid-in capital, are translated into USD using the rate of exchange prevailing at the balance sheet date. The paid-up capital is translated at the historical rate. Adjustments resulting from the translation of the balance sheets of Guanwei from HKD and RMB into USD are recorded in stockholders’ equity as part of accumulated comprehensive income. The statement of operation is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operation for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown on the balance sheets.

(c)	Revenue Recognition

Revenue from sales of manufactured LDPE is recognized when persuasive evidence of an arrangement exists, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured.

Sales of scrap materials are recognized on the same basis as sales of LDPE.

Interest income is recognized on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(d)	Related Parties

Entities are considered to be related to the Group if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group.  Related parties also include principal owners of the Group, its management, members of the immediate families of principal owners of the Group and its management and other parties with which the Group may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.  A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(e)	Recent Accounting Pronouncements

In May 2009, the FASB issued ASC 855-10, “Subsequent Events” (ASC855-10).  ASC 855-10 provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 is applicable for interim or annual periods after June 15, 2009.  The application of ASC 855-10 is not expected to have a material effect on the Group’s financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”, which is codified as ASC 820, “Fair Value Measurements and Disclosures”. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability. The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this Update did not have a significant impact to the Company’s financial statements.  The Company evaluated all events or transactions that occurred after September 30, 2009 up through December 23, 2009, the date the Company issued these financial statements.  No significant subsequent events are noted.

(f)	Income Tax

No provision for Hong Kong profits tax has been made as the Company has no assessable profits for tax purposes during the year.

Guanwei provides for PRC Enterprise Income Tax (“PRC – EIT”) at a rate of 25% (for the nine months ended September 30, 2008: 25%), after offsetting losses brought forward, if any, on the basis of its income for financial reporting purposes, adjusting for income and expense items which are not assessable or deductible for PRC- EIT.

Results of Operations for the Three Months Ended September 30, 2009 Compared To the Three Months Ended September 30, 2008

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	For The Three Months Ended September 30,
	2009		2008		Change in %
Revenue	$7,446,817	100%	$6,531,375	100%	14.02%
Cost of revenue	$4,330,429	58.15%	$5,232,164	80.11%	(17.24)%
Gross Profit	$3,116,388	41.85%	$1,299,211	19.89%	139.87%

Revenue

Our revenues are primarily derived from the sales of recycled LDPE. We also derive a portion of our revenue from the sale of non-LDPE waste material.  Guanwei manufactures only recycled LDPE, but the purchased raw material generally contains approximately 8% of non-LDPE waste, such as PE, PP, or ABS.  Guanwei sorts and classifies this non-LDPE material and sells it to other recycled plastic manufacturers who use these products.

For the three months ended September 30, 2009 and 2008, net revenue was $7,446,817 and $6,531,375, respectively, representing a 14.02% growth rate. The increase was primarily due to the increase in sales volume.  The Company sold 6,976 tons of recycled LDPE for the three months ended September 30, 2009, representing an increase of 20.39% from 5,794 tons of sold in the same period 2008. The average selling price of recycled LDPE increased during the three month period ended September 30, 2009 to $1,045 per ton, which is nearly the same as the average price of $1,049 per ton in the same period of 2008.

For the three months ended September 30, 2009, the Company sold 925 tons of non-LDPE plastic waste, which generated $160,371, as compared to 1,544 tons of non-LDPE plastic material sold in the same period 2008, which generated $446,254.  This represents a decrease of 40.09% in sales volume and 64.06% in revenue of non-LDPE plastic waste. The raw plastic waste material imported by Guanwei is a mix of LDPE and non-LDPE plastics.  As the quality of the raw material varies, the amount of sorted non-LDPE plastics varies, so the amount of non-LDPE waste available for sale to other plastic manufacturers is not a fixed amount. The decrease in revenue generated from the sale of non-LDPE plastic material was also impacted by the 41.11% decrease in the average selling price of such material, from an average of $289 per ton in the three months ended September 30, 2008 to $173 per ton for the same period in 2009.

Cost of Revenue

Our cost of revenue primarily consisted of the import costs of plastic waste. In the three months ended September 30, 2009 and 2008, the cost of revenue was $4,330,429 and $5,232,164, respectively, representing 58.15% and 80.11% of the current period revenue, respectively. As our cost of revenue consists primarily of the purchase price of imported plastic waste, we have limited influence on such costs. The prices of imported plastic waste are determined solely by suppliers and are dependent upon market conditions.

In the three months ended September 30, 2009, the cost of revenue decreased 17.24% from the same period in the previous year, primarily due to the decrease in the volume of raw plastic waste material purchased by the Company. In the three months ended September 30, 2009, a total of 12,606 tons of raw materials were purchased and imported by Company, representing a 28.83% decrease from 17,713 tons of raw material purchased and imported in the same period of 2008. Another factor impacting the decrease in the cost of revenue is the price of raw material. In the three months ended September 30, 2009, the average purchase price of raw material was $504 per ton, representing a decrease of 16.56% from $604 per ton in the same period of 2008.

In order to cut costs and increase profit margins, Guanwei focuses heavily on developing relationships with new suppliers and increasing the amount of raw material purchased directly from European suppliers, as opposed to purchasing from a wholesaler.  We will continue to work on developing such relationships, and obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

For the three months ended September 30, 2009, gross profit increased 139.87% to $3,116,388 as compared to $1,299,211 for the three months ended September 30, 2008. The gross profit margin also increased to 41.85% for the three months ended September 30, 2009, as compared to 19.89% for the same period last year.

The increase in both gross profit and gross profit margin was driven by the increase in revenue and the decrease in the cost of revenue. In the third quarter of 2009, the recycled plastics market substantially recovered from the decreased sales prices caused by the global financial crisis.  During the three months ended September 30, 2009, the average selling price of recycled LDPE was $1,045 per ton, which is very close to the average price of $1,049 per ton during the same period of 2008. The large decrease in the price of oil, which affects the prices of both new plastics and scrapped plastics, also helped the Company to improve its gross profit margin by reducing the cost of revenue by 16.56%.

Operating Expenses

	For The Three Months Ended September 30,
	2009		2008		Change in %
Operating expenses
-G&A	$175,589	70.87%	$173,080	66.38%	1.45%
-Sales & Marketing	$72,171	29.13%	$87,644	33.62%	(17.65)%
Total	$247,760	100%	$260,724	100%	(4.97)%

For the three months ended September 30, 2009, operating expenses decreased slightly by 4.97%, from $260,724 in the three months ended September 30, 2008 to $247,760 in the same period of 2009. The decrease was primarily due to the 17.65% decrease in sales and marketing expenses.

Sales and marketing expenses include transportation, courier, advertising costs and sales remunerations. Transportation costs, which decreased 52.95% to $24,408 during the three months ended September 30, 2009 from $51,879 during the same period of 2008, was the major cause of the decrease in sales and marketing expenses.   The Company provides two alternative transportation options to customers: customers may either choose to pick up their products with their own vehicles, in which case the Company will deduct the transportation cost from the total sales price, or customers may choose to have the Company arrange delivery, in which case the transportation costs are categorized as operating expenses. The Company does not add any mark-up on the transportation cost. The transportation cost varies as clients have different transportation preferences.  During the three months ended September 30, 2009, fewer clients chose to have the Company arrange the transportation resulting in lower transportation costs.

The general and administration expenses primarily consist of management remuneration, depreciation and amortization, and employee welfare costs.  During the three months ended September 30, 2009, general and administrative expenses slightly increased by 1.45% to $175,589.

Net Income

	For The Three Months Ended September 30,
	2009		2008		Change in %
Net Revenue	$7,446,817	100%	$6,531,375	100%	14.02%
Cost of Revenue	$4,330,429	58.15%	$5,232,164	80.11%	(17.24)%
Gross Profit	$3,116,388	41.85%	$1,299,211	19.89%	139.87%
Operating expenses	$247,760	3.33%	$260,724	3.99%	(4.97)%
Interest expenses	$16,168	0.22%	$25,249	0.39%	(35.97)%
Net income	$2,139,783	28.73%	$776,999	11.90%	175.39%

During the three months ended September 30, 2009, our net income increased substantially by 175.39% from $776,999 in the three months ended September 30, 2008 to $2,139,783 in the same period of 2009. Although the selling price of manufactured LDPE is virtually identical to that during the three month period of 2008, the decreased purchase price of raw material contributed to the large increase in the gross profit margin. The decrease in the purchase price of raw material was caused by the decrease in the average oil price from $130 per barrel in three months ended September 30, 2008 to average of $70 per barrel in the same period of 2009. The 139.87% increase in the gross profit caused the large increase in net income margin. Both operating expenses and interest expenses decreased in the three months ended September 30, 2009, which also contributed to the large increase in net profit margin.

In order to achieve a higher gross margin, the Company intends to enhance manufacturing techniques and improve labor efficiency. Meanwhile, we plan to continue improving our gross profit margin by strengthening our relationship with our major suppliers to obtain more favorable terms.

Interest Income and Expense

The Company’s interest income is generated by interest earned through bank deposits and interest expenses are amounts paid in interest by the Company with respect to its borrowings. Net interest expenses (interest expenses offset by interest income) were recorded at $16,168 during the three months ended September 30, 2009, representing decrease of 35.97% from $25,249 in the same period of 2008. The decrease is primarily due to the decrease in interest expenses, which result from the decrease in primary interest rates.

The Company supports its operations with a combination of self-generated profit and limited amount of bank loans. For the three months ended September 30, 2009, the Company had one short-term bank loan of $1,418,626 with Rural Credit Cooperatives Bank, which will mature on January 18, 2010.  The interest rate on this loan is 5.94%.

Results of Operations for the Nine Months Ended September 30, 2009 Compared To the Nine Months Ended September 30, 2008

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	For The Nine Months Ended September 30,
	2009		2008		Change in %
Revenue	$37,892,598	100%	$18,679,751	100%	102.85%
Cost of revenue	$29,046,957	76.66%	$14,064,084	75.29%	106.53%
Gross Profit	$8,845,641	23.34%	$4,615,667	24.71%	91.64%

Revenue

Our revenues are derived from the sales of recycled LDPE. We also derive a portion of our revenue from the sale of non-LDPE waste material.  Guanwei manufactures only recycled LDPE, but the purchased raw material generally contains approximately 8% of non-LDPE waste, such as PE, PP, or ABS.  Guanwei sorts and classifies this non-LDPE material and sells it to other recycled plastic manufacturers who use these products.

For the nine months ended September 30, 2009 and 2008, net revenue was $37,892,598 and $18,679,751, respectively, representing a 102.85% growth rate. The increase was primarily due to the increase in sales volume.  The Company sold 22,515 tons of recycled LDPE in the nine months ended September 30, 2009, representing an increase of 38.67% from 16,236 tons of sold in the same period 2008. Revenue generated from the sale of manufactured LDPE was $29,934,625 for the nine months ended September 30, 2009, as compared to $17,727,197 from the same period 2008, representing an increase of 68.86%. Another contributor to the increase in net revenue was the direct sales of unrecycled LDPE raw material out of the Company’s inventory, which the Company conducted during the first quarter of 2009. A total of 14,033 tons of unrecycled LDPE raw material were sold, which generated $7,488,370 in revenue.

For the first nine months of 2009, the Company sold 2,460 tons of non-LDPE plastic waste, as compared to 3,137 tons sold in the same period of 2008, representing a decrease of 21.58%.  The decrease in the volume of sorted non-LDPE plastic sold for the nine months ended September 30, 2009 was due to the Company’s improved classification processing techniques. Revenue generated from the sales of sorted non-LDPE material decreased from $952,554 in the nine months ended September 30, 2008 to $469,603 for the same period of 2009, representing a decrease of 50.70%.  This was also due to the decrease in selling price. Average selling price of sorted non-LDPE raw material dropped 31.68% to $207 per ton in the nine months ended September 30, 2009, as compared to $303 from the same period 2008.

The decrease in revenue generated from sales of non-LDPE plastic waste partially offsets the increase in total revenue.  However, it indicates a higher quality of raw material used to manufacture LDPE.  The average selling price per ton of LDPE is over 4 times higher per ton than that of the non-LDPE plastic wastes which is sold by the Company.

Cost of Revenue

Our cost of revenue primarily consisted of the import costs of plastic waste. In the nine months ended September 30, 2009 and 2008, the cost of revenue was $29,046,957 and $14,064,084 respectively, representing 76.66% and 75.29% of the current period revenue, respectively. As our cost of revenue consists primarily of the purchase price of imported plastic waste, we have limited influence on such costs. The prices of imported plastic waste are determined solely by suppliers and are dependent upon market conditions. In the nine months ended September 30, 2009, cost of revenue increased 106.53% from same period 2008.  This increase in cost of revenue is consistent with the increase in revenue generated of 102.85%.

In order to cut costs and increase profit margins, the Company focuses heavily on developing relationships with new suppliers and increasing the amount of raw material purchased directly from European suppliers, as opposed to purchasing from a wholesaler.  We will continue to work on developing such relationships, and obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

For the nine months ended September 30, 2009, gross profit increased 91.64% to $8,845,641 as compared to $4,615,667 for the nine months ended September 30, 2008. This increase in gross profit is lower than the increase in revenue due to lower average selling prices of manufactured LDPE. For the nine months ended September 30, 2009, the average selling price was $996, representing 10.71% decrease from an average selling price of $1,116 for the same period of 2008. The direct sale of raw material conducted in first quarter of 2009 also contributed to the lower increase in gross profit.

Operating Expenses

	For The Nine Months Ended September 30,
	2009		2008		Change in %
Operating expenses
-G&A	$567,621	58.65%	$499,772	72.35%	13.60%
-Sales & Marketing	$400,142	41.35%	$190,958	27.65%	109.54%
Total	$967,763	100%	$690,730	100%	40.11%

For the nine months ended September 30, 2009, operating expenses increased 40.11% from $690,730 in nine months ended September 30, 2008 to $967,763 in the same period of 2009. The increase was primarily due to the increase of sales and marketing expenses.

Sales and marketing expenses include transportation, courier, advertising costs and sales remunerations. In the nine months ended September 30, 2009, sales and marketing expenses increased 109.54% to $400,142, as compared to $190,958 in the same period of 2008. The increase in the sales and marketing expenses was primarily caused by the increase of transportation costs. The Company provides two alternative transportation options to customers: customers may either choose to pick up their products with their own vehicles, in which case Guanwei will deduct the transportation cost from the total sales price, or customers may choose to have Guanwei arrange delivery, in which case the transportation costs are categorized as operating expenses. The Company does not add any mark-up on the transportation cost. In the nine months ended September 30, 2009, total transportation costs were $270,363, representing an increase of 198% from $90,856 for the same period of 2008.

The general and administration expenses primarily consist of management remuneration, depreciation and amortization, and employee welfare costs.  During the nine months ended September 30, 2009, general and administrative expenses increased 13.60% to $567,621, as compared to $499,772 in 2008.  This increase was primarily due to the $36,971 increase in entertainment expenses incurred in the 2009 period.

Net Income

	For The Nine Months Ended September 30,
	2009		2008		Change in %
Net Revenue	$37,892,598	100%	$18,679,751	100%	102.85%
Cost of Revenue	$29,046,957	76.66%	$14,064,084	75.29%	106.53%
Gross Profit	$8,845,641	23.34%	$4,615,667	24.71%	91.64%
Operating expenses	$967,763	2.55%	$690,730	3.70%	40.11%
Interest expenses	$50,237	0.13%	$68,688	0.37%	(26.86)%
Net income	$5,872,045	15.49%	$3,091,465	16.55%	89.94%

During the nine months ended September 30, 2009, our net income increased substantially from $3,091,465 in the nine months ended September 30, 2008 to $5,872,045 in the same period of 2009, representing an increase of 89.94%. Our net income increase is consistent with the 91.64% gross profit increase for the same period, which is slightly offset by the 40.11% increase in operating expenses.

In order to achieve a higher gross margin and net profit margin, the Company intends to enhance the manufacturing techniques and improve labor efficiency. Meanwhile, we plan to continue to strengthen our relationships with our major suppliers to obtain more favorable terms, and we will enhance management control over general and administrative expenses.

Interest Income and Expense

The Company’s interest income is generated by interest earned through bank deposits and interest expenses are amounts paid in interest by the Company with respect to its borrowings. Net interest expenses (interest expenses offset by interest income) were recorded at $50,237 in the nine months ended September 30 2009, representing a decrease of 26.86% from $68,688 in the same period of 2008. The decrease is primarily due to the decrease in primary interest rate from 7.64% in September 2008 to 5.94% in September 2009.

The Company supports its operations with a combination of self-generated profit and limited amount of bank loans. For the nine months ended September 30, 2009, the Company had one short-term bank loan of $1,418,626 with Rural Credit Cooperatives Bank, which will mature on January 18, 2010. The interest rate on this loan is 5.94%.

Liquidity and Capital Resources

We generally finance our operations through operating profit and occasionally through short-term borrowings from banks. During the reporting periods, we arranged one bank loan in 2009 of $1,418,626 which will mature January 18, 2010 to satisfy our financing needs.  The interest rate on this loan is 5.94% annually. As of the date of this Report, we have not experienced any difficulties due to a shortage of capital, we have not experienced any difficulty in raising funds through bank loans, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our bank loans when they come due.

We believe that the level of financial resources is a significant factor for our future development and accordingly, we may determine from time to time to raise capital through private debt or equity financing to strengthen the Company’s financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities.  No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

 The following table sets forth the summary of our cash flows, in USD, for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$7,636,177	$224,733
Net cash used in investing activities	$(6,436,858)	$(43,918)
Net cash provided by (used in) financing activities	$1,417,608	$(42,864)
Effect of exchange rate changes on cash	$3,368	$101,410
Net increase in cash and cash equivalents	$2,620,295	$239,361
Cash and cash equivalents at beginning of year	$1,029,710	$1,471,358
Cash and cash equivalents at end of year	$3,650,005	$1,710,719

Operating activities

During the nine months ended September 30, 2009, we generated net cash from operating activities of $7,636,177, an increase of 32.98 times from $224,733 of net cash generated from operating activities in the same period of 2008. The increase is primarily due to the increase in prepayment and in net cash provided by inventories, which increased to $7,089,399 in the nine months ended September 30, 2009 from $6,248,976 for the same period of 2008. Net cash provided by accounts payable was $6,532,140 for the nine months ended September 30, 2009, as compared to $3,936,636 net cash used by accounts payable for the same period 2008.

Investing Activities

During the nine months ended September 30, 2009, net cash used in investing activities was $6,436,858, a sharp decrease as compared to $43,918 of net cash used in investing activities in 2008.  This is primarily due to a dividend paid to shareholders in March 2009 of $6,412,334.

Financing Activities

Cash generated by financing activities for the nine months ended September 30, 2009 was $1,417,608, as compared to $42,684 net cash used for financing activities for the same period 2008. The Company had one short-term bank loan of $1,418,626 with Rural Credit Cooperatives Bank for the nine months ended September 30, 2009, which will mature in January 2010.

Working Capital

Our working capital for the nine months ended September 30, 2009 was $2,714,361, as compared to working capital of $2,206,910 as of December 31, 2008. The working capital level increased by 22.99%. The improved working capital is due to the $2,620,295 increase in cash and cash equivalents and a decrease of $6,507,314 in accounts payable for the nine months ended September 30, 2009.

The Company aims to continue to improve the level of its working capital through the enhanced level of productivity and increased revenue and efficiently controlling costs.

Off-Balance Sheet Arrangements.

We do not have any outstanding derivative financial instruments, off balance sheet guarantees or interest rate swap transactions of foreign currency forward contracts.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements.  The following financial statements are included in this report:

Unaudited financial statements of Chenxin as of September 30, 2009 are attached hereto as Exhibit 99.1.

(d) Exhibits

Exhibit Number	Description
99.1	Unaudited financial statements of Chenxin for the nine months ended September 30, 2009.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2009

GUANWEI RECYCLING CORP.

By:	/s/ Chen Min
Name:	Chen Min
Title:	Chief Executive Officer and Chairman of the Board of Directors